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August 3, 2006


Board of Directors
CirTran Corporation
4125 South 6000 West
West Valley City, Utah 84128

Gentlemen:

We have assisted CirTran Corporation, a Nevada corporation (the "Company"), in the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 100,000,000 shares of the Company's common stock (the "Shares") to be issued to and sold by the selling shareholder (the "Selling Shareholder") identified in the Registration Statement in connection with a convertible debenture transaction (the "Convertible Debentures") between the Company and the Selling Shareholder. As of the date of this Opinion, the Company had issued 24,193,548 shares upon conversion of $750,000 principal amount of the Convertible Debenture by the Selling Shareholder.

We have examined the Company's Certificate of Incorporation, as amended to date, and the Company's By-Laws, as amended to date, and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors and stockholders of the Company, all as provided to us by the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of the latter document, and (iv) the legal competence of all signatures to such documents.

CirTran Corporation
August 3, 2006
Page 2

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Utah, the general corporate laws of the State of Nevada, and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, and (ii) certificates representing the Shares are duly executed, countersigned, registered, and delivered upon receipt of the agreed upon consideration therefor, the Shares will be duly authorized, validly issued, fully paid and non-assessable. Additionally, we are of the opinion that the 24,193,248 shares issued upon conversion of $750,000 principal amount of the Convertible Debentures are duly authorized, validly issued, fully paid, and non-assessable.

This opinion is being furnished to you for your benefit and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-B under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Durham Jones & Pinegar

/s/ Durham Jones & Pinegar








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